UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

August 14, 2014

Date of Report (Date of earliest event reported)

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CADISTA HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

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State of Delaware	000-54421	31-1259887
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

207 Kiley Drive

Salisbury, MD 21801

(Address of principal executive offices) (Zip Code)

(410) 912-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

On August 14, 2014, through our wholly-owned subsidiary, Jubilant Cadista Pharmaceuticals Inc. (“Cadista Pharmaceuticals”), at the request of Jubilant Draximage Inc. (“Draximage”), we extended the maturity date of a $15,000,000 loan (the “Loan”) to Draximage from August 22, 2014 to August 31, 2015.

We had funded the Loan, in the second quarter of our fiscal year ended March 31, 2014, pursuant to a loan agreement, dated August 23, 2013 (the “Loan Agreement”), that Cadista Pharmaceuticals had entered into with Draximage. Jubilant Pharma Ltd., the direct parent of Draximage, reconfirmed its guarantee of the prompt payment and performance, when due, of all obligations of Draximage under the Loan Agreement in connection with the extension of the maturity date of the loan.

Other than the extension of the maturity date to August 31, 2015, the terms of the original Loan Agreement remain unmodified, including that we have the right to demand payment of all or any portion of the principal amount of the Loan, together with all accrued and unpaid interest thereon, at any time during the term of the Loan upon 30 days’ prior notice to Draximage.

See “Item 13. Certain Relationships and Related Transactions, and Director Independence” of our Annual Report on Form 10-K for our Fiscal Year ended March 31, 2014, for a more detailed description of the Loan Agreement.

In accordance with our policy and procedure with respect to the approval of related party transactions, a committee comprised of our independent directors, Messrs. Becker and Seth, reviewed and approved of the extension of the maturity date of the Loan from August 22, 2014 to August 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CADISTA HOLDINGS INC.

	By:	/s/ Kamal Mandan
Kamal Mandan
Chief Financial Officer

Date: August 14, 2014